Exhibit 10.27
SUPPLY AGREEMENT

This Agreement (this “Agreement”) is entered into on this 16th day of November, 2012 (the “Effective Date”), by and between BestSweet Inc., a New Jersey corporation with its corporate headquarters at 288 Mazeppa Road, Mooresville, NC 28115 (hereinafter referred to as “Supplier”) and Medtech Products Inc., a Delaware corporation, with offices at 660 White Plains Rd, Suite 205, Tarrytown, NY 10591 (hereinafter referred to as “Buyer”), each a “Party” and collectively the “Parties.”

WHEREAS, Supplier desires to supply the Products (as defined below) to Buyer subject to the terms of this Agreement;

WHEREAS, Buyer desires to purchase the Products from Supplier subject to the terms of this Agreement; and

WHEREAS, each of Supplier and Buyer desires to execute this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1 - DEFINITIONS

1.    “Act” means the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated under such Act.

2.    “Affiliates” with respect to any Person, shall mean any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

3.    “Applicable Laws” means, with respect to a Party, all applicable laws (including, without limitation, the Act), rules, regulations and requirements of any governmental or administrative body.

4.    “cGMP” shall mean all laws, guidelines and regulations applicable to the manufacture of Products including the current Good Manufacturing Practices as specified in the United States Code of Federal Regulations.

5.    “Industry Standards” means, with respect to a Product, all rules, regulations, requirements and standards of any applicable industry or trade organization, safety organization or entity that sets applicable standards for such Products.

6.    “Intellectual Property” means all patents, copyrights, trademarks, trade secrets and other intellectual property rights including applications therefore, now or hereafter protectable by law in any jurisdiction in the world.

7.    “Invention” means any new or improved apparatus, process, composition, formula, information, product, invention, discovery, idea, suggestion, material, data, equipment, design, drawing, prototype, report, computer software, documentation or other intellectual property or know-how invented, discovered, produced, conceived, or reduced to practice by Supplier, other than any such information provided to Supplier by Buyer or its Representatives.

8.    “Permit” shall mean any license, permit, approval, certificate and/or registration required by any Applicable Law or the governmental authorities of the Territory with respect to the Products in the Territory.

9.    “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

10.    “Product Specifications” means the specification(s), functionality, performance criteria, stability data, schematic(s), design(s), operational requirement(s) and/or descriptions of the Products and all components thereof set forth in Exhibit A utilized in the manufacturing and packaging of the Products and as may be further provided by Buyer to Supplier from time to time; provided that any material changes thereto must be agreed to by Supplier.

11.    “Products” shall mean the products set forth on Exhibit B.

12.    “Proprietary Marks” means the trademarks, service marks, trade names, copyrights and related trade dress, designs and symbols identified in Exhibit C. Buyer may, in its sole discretion, amend Exhibit C from time to time to add or delete Proprietary Marks (but only to the extent Buyer has protectable rights in such additional Proprietary Marks under Applicable Law).

13.    “Representatives” shall mean, with respect to a Party, such Party’s directors, officers, employees, Affiliates, consultants, advisors, agents and representatives.

14.    “Supplier Intellectual Property” shall mean all patents, copyrights, trade secrets, know-how, trademarks and other Intellectual Property owned by Supplier anywhere in the world.

15.    “Territory” shall mean the United States and its possessions.

ARTICLE 2 - PRODUCT SUPPLY AND OBLIGATIONS

1.    Purchase and Sale.

(a)    Pursuant to the terms and conditions of this Agreement, Supplier agrees to use commercially reasonable efforts to manufacture and package sufficient Products to meet Buyer’s requirements set forth in the Forecast (as defined below). Supplier may subcontract with third parties for the manufacture and/or packaging of Products to fulfill its obligations hereunder; provided that Buyer provides written consent to Supplier’s subcontracting with such third-party supplier, which may be withheld for any reason whatsoever.

(b)    Supplier’s and Buyer’s obligations set forth in this Agreement are expressly conditioned upon the successful stability and validation of prototype Products to the reasonable satisfaction of Buyer.

(c)    Pursuant to the terms and conditions of this Agreement, Supplier (on behalf of itself and its Affiliates) agrees to exclusively supply Buyer with the Products in accordance with the Product Specifications.

(d)    Pursuant to the terms and conditions of this Agreement, Buyer agrees to exclusively purchase the Products from Supplier.

2.    Forecast and Updates. On the Effective Date and prior to each succeeding anniversary of the Effective Date during the Term, Buyer shall submit to Supplier a forecast of quantities of Products Buyer intends to have delivered during the following calendar year (the “Forecast”). Buyer shall update the forecast for the following twelve (12) month period on a monthly basis. Supplier acknowledges and agrees that any Forecast attached hereto or delivered pursuant to this paragraph is non-binding with respect to Buyer. While the Forecast is non-binding for the Buyer to purchase the finished goods represented by such, Supplier is authorized and obligated to keep an average of ninety (90) days forecast beyond firm Purchase Orders (as defined in Section 3 of this Article 2) for packaging components and any ingredients or raw materials specific to the Products on hand (as identified in Part 2 of Exhibit A) at its facility or at its designated vendor so as to be prepared to meet unexpected demand. Buyer shall be responsible for any such components procured in good faith and in compliance with the foregoing requirement should the components become obsolete or remain unconsumed after one hundred twenty (120) days. With respect to those mutually-agreed items identified in Part 3 of Exhibit A, Buyer may direct Supplier to purchase packaging materials, active ingredients or excipients from Buyer-designated vendors at prices negotiated by Buyer or, if applicable, Supplier shall combine its purchase volume with Buyer’s requirements on like items to maximize purchasing leverage, and Supplier shall pass along the full amount of any resulting cost savings.

a.Orders. Buyer will from time to time during the Term issue to Supplier purchase orders (each, a “Purchase Order”) for Products. The Purchase Orders will set forth the material terms including Products, Product Specifications, quantity, required delivery dates (which shall be no earlier than three months from the date of each such Purchase Order (the “Minimum Lead Time”)), shipping instructions and any other requirements (which must be approved by Supplier) for the Products to be purchased. Subject to the Forecasts delivered by Buyer to Supplier pursuant to the terms hereof, upon receipt of a Purchase Order by Supplier from Buyer for Products, Supplier shall timely manufacture and package and cause the delivery of the Products in accordance with the requirements of this Agreement and such Purchase Order. Supplier shall not be obligated to deliver Products within a shorter timeframe than the Minimum Lead Time, but will have the discretion to do so while using commercially reasonable efforts; provided, however, any additional costs (which shall be agreed upon in advance by Supplier and Buyer) associated with Supplier’s expedited performance shall be borne by Buyer. In the event of a conflict or inconsistency between (i) the provisions of this Agreement and any Purchase Order, the provisions of this Agreement shall control; and (ii) a Purchase Order and any invoice, confirmation or other form or correspondence delivered by Supplier to Buyer, the provisions of this Agreement and the Purchase Order shall control. Within ten (10) business days of receipt of a Purchase Order, Supplier shall confirm receipt of Buyer's order. If Buyer makes any changes to a Purchase Order that result in additional costs to Supplier, Buyer agrees to bear those costs.

4.    Commencement. Buyer shall purchase completed validation batches following acceptance of the validation of the batches to the reasonable satisfaction of Buyer.

5.    Delivery; Risk of Loss. Delivery of Products from Supplier to Buyer shall take place FOB Supplier’s facility (Mooresville, NC). Title and risk of loss shall pass from Supplier to Buyer upon transfer of the Products by Supplier to a commercial carrier for shipment to Buyer. Supplier agrees to adhere to the Transportation Routing Guide as heretofore provided by Buyer, and will prepare shipments in accordance with applicable industry standards for bills of lading, packing slips, hazmat declarations (if applicable) and commercial invoices should the Product(s) be designated for export.

6.    Responsibility for Labeling. Buyer shall be responsible for creating the labeling and package design for the Products.

7.    Shortages/Rejected Goods.

(a)    Shortages. Buyer shall notify Supplier in writing of any shortage in quantity of any shipment of any Product within forty-five (45) business days after becoming aware of any such shortage. In the event of such shortage, Supplier shall make up the shortage as soon as reasonably practicable after receiving such notice.

(b)    Rejected Product. Buyer may reject a Product if such Product does not conform to the Product Specifications. In the event of a conflict regarding whether any Product conforms to the Product Specifications, Buyer shall submit a representative number of samples of such Product to an independent laboratory acceptable to Supplier and Buyer for testing. The fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such laboratory’s findings are made. In the event that the test results indicate that a Product in question does not conform to the Product Specifications, Supplier shall replace the Product at no additional cost to Buyer and shall pay all additional destruction and/or shipping and transportation costs for said non-conforming Product.

(c)    Capacity Allocation. In the event Supplier, upon receiving a Forecast or a Purchase Order, is, or anticipates that it will be, unable to meet such Forecast or Purchase Order, either in whole or in part, then Supplier shall give Buyer prompt written notice of such inability or potential inability within ten (10) business days of receipt of such Forecast or Purchase Order. Supplier and Buyer shall meet within ten (10) business days of written notice by Supplier to Buyer to consider alternatives for meeting Buyer’s requirements for Products, including, but not limited to, outsourcing to third-party manufacturers and expanding Supplier’s manufacturing capacity. Notwithstanding anything to contrary set forth herein, from and after the date on which Supplier notifies Buyer in writing of its inability to manufacture in accordance with a Forecast or Purchase Order, Buyer shall have the right to purchase Products from a third-party manufacturer in the amount that Supplier has indicated it is unable or may be unable to manufacture and package in such notice.

(d)    Consequential Damages and Lost Profits. In no event will either Party be responsible for any incidental or consequential damages or lost profits whether foreseeable or not, even if advised of the possibility of such damages.

8.    Permits. As a condition precedent to the sale of the Product by Supplier to Buyer, (i) Supplier shall obtain and maintain at its sole cost all Permits required in connection with the manufacture and packaging of the Products by any applicable governmental agency in the Territory; and (ii) Buyer shall obtain at is sole cost any necessary Permits required in connection with the sale and distribution of the Products from the relevant governmental authorities of the Territory.

ARTICLE 3 – PRICE

1.    Price. The price for the Products (the “Price”) shall be as set forth on Exhibit D based on the component costs set forth on Exhibit D; provided, however, that either Supplier or Buyer may initiate a price review and adjustment not more often than once each calendar quarter to reflect higher or lower unit costs for the Products based on actual changes in the costs of components and materials needed to assemble and package the Products, and Exhibit D shall be amended accordingly. In addition to the foregoing, on each anniversary of the Effective Date during the Term, Supplier may undertake annual supply price reviews based upon input costs of Supplier and may increase or decrease the Price commensurate with documented increases or decreases in energy, labor, other overhead and/or material costs upon thirty (30) days prior written notice to Buyer; such Price increases or decreases are to be reflected in an amendment to Exhibit D. The Price shall not include any taxes and freight and insurance charges. In no event shall Supplier be entitled to increase the price for the Products for any expenses incurred by Supplier in connection with the development, stability and validation work conducted by Supplier for the Products, except to the extent otherwise agreed in writing by Buyer.

2.    Payment. Buyer shall settle invoices within thirty (30) calendar days following the date of invoice.

ARTICLE 4 - MANUFACTURING, SPECIFICATIONS AND INSPECTION

1.    Compliance. Supplier shall manufacture Product in accordance with the Product Specifications, Applicable Laws (including, without limitation, cGMP) and Industry Standards in the Territory.

2.    Quality Agreement. Each of the Parties hereto have executed or shall execute on the date hereof a Quality Agreement substantially in the form of Exhibit G hereto (the “Quality Agreement”).

3.    Required Regulatory Changes. Should either Party learn or receive notice of any changes that are required by Applicable Law (including, without limitation, notices relating to cGMP), Industry Standards or regulatory authorities within the Territory with respect to the quality and/or manufacture of one or more Products, said Party shall promptly notify the other Party of such required changes. Supplier shall implement such changes within the time frame required by Applicable Law, Industry Standards or regulatory authorities within the Territory with the approval of Buyer, which shall not be unreasonably withheld or delayed. Supplier may increase or decrease the Price commensurate with documented increases or decreases in costs related to any such required change after giving Buyer written notice of such increases or decreases. If any such increase is deemed by Buyer to render the continued marketing of the Product unattractive, Buyer may terminate this Agreement as to the applicable Product or Products by written notice to Supplier without liability, except that Buyer shall remain responsible for any obligations accruing prior the effective date of termination of such Product or Products, as applicable.

4.    Regulatory Actions. Supplier and Buyer shall promptly inform each other in writing of any inspection, application for inspection and other regulatory action by any regulatory agency within the Territory relating to any Product or the manufacture of any Product.

5.    Storage. Each Party shall adhere to any and all Applicable Laws (including, without limitation, cGMP) and Industry Standards relative to the storage of Products and any material used to manufacture Products. In no event shall either Party manufacture, process, package, use or store, in the same facilities and/or with equipment used for manufacturing Product, any other product that would reasonably be expected to present a potential hazard to any Product or the material used to manufacture any Product. No Party shall dispose of and/or destroy any waste product, waste material, or labeling materials in a manner contrary to all Applicable Laws.

6.    Storage Conditions. Each Party agrees to store Product and Product labeling material under appropriate controlled and secured conditions.

7.    Inspection. Notwithstanding the provisions of Section 10.0 of the Quality Agreement between the Parties, Buyer shall be entitled at any time (either acting on its own behalf or through Representatives) to conduct at reasonable intervals, and upon reasonable notice being given to Supplier, an audit of the manufacturing, assembly, analysis and testing, quality control and packaging facilities used by Supplier in order to perform its obligations under this Agreement. Supplier shall respond promptly, fully and accurately to all requests made by Buyer whenever Buyer requires answers to such requests in order to comply with Applicable Law. The fact that Buyer may have carried out any inspection or audit, or made any requests to Supplier hereunder, and the fact that Buyer may have stated the results of such inspection, audit or requests to be satisfactory, shall not relieve Supplier from any of its obligations under this Agreement.

ARTICLE 5 - PRODUCT RECALLS/INQUIRIES AND COMPLAINTS

1.    Product Recalls. In the event that (a) any government authority issues a request, directive or order that a Product be recalled, (b) a court of competent jurisdiction orders such a recall, or (c) Supplier or Buyer shall reasonably determine that a Product should be recalled, the Parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall.

(i)    In the event that Supplier or Buyer determines that a Product should be recalled, the Parties shall consult with each other prior to taking any corrective actions.

(ii)    To the extent that such recall results from the negligence of, or any breach of this Agreement relating to the manufacturing, packaging and/or storing of the recalled Product by, Supplier or any third-party subcontractor of Supplier, Supplier shall be responsible for all of the expenses incurred by Supplier and Buyer in connection therewith.

(iii)    To the extent that such recall results from the Product Specifications or from the negligence of or any breach of this Agreement relating to the manufacturing, packaging and/or storing of the recalled Product by Buyer, Buyer shall be responsible for all of the expenses incurred by Supplier and Buyer in connection therewith.

(iv)    For purposes of this Agreement, the expenses of recall shall include the expenses of notification and destruction or return of the recalled Product and replacement thereof and all other costs incurred in connection with such recall.

2.    Inquiries and Customer Complaints. Except as otherwise required by Applicable Law, Buyer will be responsible for investigating and responding to all inquiries, complaints and adverse events regarding a Product. Supplier agrees to provide assistance on the non-medical evaluation by providing manufacturing or test results-related information or any other information as Buyer may reasonably request.

3.    Disputes. If there is any dispute concerning which Party’s acts or omissions gave rise to such recall of a Product, such dispute shall be referred for decision to an independent expert to be appointed by agreement between Buyer and Supplier. The costs of such independent expert shall be borne equally between Buyer and Supplier. The decision of such independent expert shall be in writing and, except for manifest error on the face of the decision, shall be binding on both Buyer and Supplier.

4.Claims; Other Actions. As soon as it becomes aware, each Party will give the other prompt written notice of any defect or alleged defect in a Product, any injury alleged to have occurred as a result of the use or application of a Product, and any circumstances that may reasonably be expected to give rise to litigation or recall of a Product or regulatory action that may affect the sale, manufacture or packaging of a Product, specifying, to the extent the party has such information, the time, place and circumstances thereof and the names and addresses of the Persons involved. Each party will also furnish promptly to the other copies of all papers received in respect of any claim, action or suit arising out of such alleged defect, injury, recall or regulatory action.

5.Survival. The Sections of this Article shall survive the expiration or termination of this Agreement.

ARTICLE 6 – CONFIDENTIALITY

1.    Confidentiality of Exchanged Information. In connection with the transactions contemplated by this Agreement, each Party will obtain or have access to Confidential Information (as defined below) of the other Party. Each Party will hold the Confidential Information in strict confidence and will take all reasonable precautions to prevent unauthorized disclosure of the Confidential Information. Each Party will institute and maintain appropriate security measures in order to maintain the confidentiality of the Confidential Information, including, without limitation, limiting the disclosure of the Confidential Information to those Representatives of such Party who have a need to know. Each Party will (i) not use the other Party’s Confidential Information for any purpose other than the performance of this Agreement; (ii) unless required by Applicable Law, not disclose any Confidential Information of the other Party to any third-party (other than non-employee Representatives that are bound by substantially similar confidentiality obligations) without the other Party’s prior written consent; and (iii) return all of the other Party’s Confidential Information, including all copies thereof, promptly upon the expiration or termination of this Agreement, or upon the other Party’s earlier request except that the receiving Party will not be required to return copies of any computer records or files containing Confidential Information that have been created pursuant to any automatic archiving or backup procedures and that cannot reasonably be extracted or deleted; provided that each Party’s legal counsel may keep one copy of any Confidential Information of the other Party in a secure file solely for legal and regulatory purposes. Any notes, analyses, compilations, studies, interpretations or other documents prepared by a Party or its Representatives based on the Confidential Information of the other Party shall be destroyed by the Party that prepared such notes, analyses, compilations, studies, interpretations or other documents; such destruction to be certified in writing by the destroying Party to the other Party.

The duration of the covenants in this paragraph shall be the Term plus a period of two (2) years after the end of the Term. The obligations in this paragraph are not intended to abrogate, lessen or supersede any more extensive protection available to the Parties under Applicable Law.

2.    Confidential Information Defined. “Confidential Information” means information in any form, including but not limited to all oral, written, visual and digital information concerning a Party’s business, finance or operations, which is not known to the public at the time of its disclosure. Examples of Confidential Information include, but are not limited to, any information relating to each of the Parties’ financial statements, budgets, forecasts, products, business plans, trade secrets, raw material ordering and usage, marketing, research and development, technology, data, know-how, intellectual property, sales, customer lists, customer requirements, internally-developed methods of customer solicitation, the identity of and other facts relating to existing or prospective customers, arrangements with customers or suppliers, price quotations, invoices, quantitative reports and quality assurance reports. Confidential Information does not include information which the receiving Party demonstrates: (i) was known to the public at the time of its disclosure, or becomes known to the public after the disclosure through no action of the receiving Party and/or its Representatives; (ii) was in the possession of the receiving Party and/or its Representatives prior to the time of the disclosure and the receiving Party has evidence of such prior possession; (iii) was received by the receiving Party and/or its Representatives after disclosure thereof by the disclosing party from a third-party which disclosure by such third-party was not in contravention of any obligation of confidentiality owed to the disclosing Party; or (iv) was developed by the receiving Party independent of the disclosure by the disclosing Party and the receiving Party has evidence of such independent development.

3.Survival. The Sections of this Article shall survive the expiration or termination of this Agreement.
ARTICLE 7 – PROPRIETARY RIGHTS

1.    Pre-existing Intellectual Property and Intellectual Property Developed During Term of Agreement. Supplier shall retain ownership of all right, title, and interest in and to the Supplier Intellectual Property, including all proprietary rights therein, owned by it as of the date of execution of this Agreement or developed solely by it during the Term independent of this Agreement, except with respect to any Intellectual Property that is developed by Supplier during the Term at the expense of Buyer, which shall be subject to Section 2 of this Article 7.

2.    Joint Development of Intellectual Property and Inventions. Any new Intellectual Property and Inventions developed by Supplier at Buyer’s expense in connection with this Agreement (including, as applicable, the formulation and specifications for the Products) and/or any other agreement between the Parties shall be owned by Buyer, notwithstanding the fact the Supplier may have done most of the development work; provided, however, any improvements or incremental changes made to Supplier Intellectual Property shall be owned by Supplier. It is anticipated by the parties that any development of new formulations for Buyer will be subject to the terms of an appropriate Development Agreement.

3.    Buyer Proprietary Rights. Supplier acknowledges that Buyer or its Affiliate, as applicable, owns all right, title and interest in and to the Proprietary Marks, and that no right, title or interest in the Proprietary Marks shall vest in Supplier by virtue of its performance under this Agreement. To the extent any right, title or interest in the Proprietary Marks vests in Supplier, Supplier hereby assigns to Buyer or its Affiliate, as applicable, all of its right, title and interest in and to the same and shall promptly execute any and all documents in such form as Buyer or its Affiliate, as applicable, shall request to effect such assignment in such right, title or interest to Buyer or its Affiliate, as applicable. Supplier will not, during the Term of this Agreement or thereafter, assert any claim adverse to Buyer’s or its Affiliate’s right, title or interest in or to the Proprietary Marks. Solely for purposes of Supplier’s performance hereunder, Buyer hereby grants during the Term a limited, non-exclusive, non-transferable and royalty-free license to use the Proprietary Marks in the packaging of the Products by Supplier for Buyer.

4.    Protection. Supplier shall immediately notify Buyer of any unauthorized, non-licensed, counterfeit or otherwise illegal merchandise or other products of which it becomes aware that bear the Proprietary Marks or appear to infringe upon the Proprietary Marks. Supplier agrees that it shall not (except as otherwise contemplated or permitted in this Agreement) (a) manufacture, distribute, promote, advertise, market or sell any products or merchandise utilizing any of the Proprietary Marks; or (b) grant sublicenses in, subcontract, delegate or assign any of the rights or duties granted or imposed herein without obtaining the prior written consent of Buyer.

ARTICLE 8 - FORCE MAJEURE

To the extent any situations beyond the reasonable control of a Party (including but not limited to war, terrorism, fire, strike, governmental actions, etc.) prevent a Party from properly executing its obligations under this Agreement, such Party shall be excused to such extent. However, after such force majeure situation is resolved, the Parties hereto shall resume their obligations hereunder. To the extent a force majeure event prohibits Supplier from fulfilling its obligations hereunder, during the term of such force majeure event, Buyer shall not be required to ~~[~~exclusively~~]~~ purchase the Products from Supplier. If, after sixty (60) calendar days of delay as a result of force majeure, either Party is still unable to perform its obligations hereunder and it does not appear that such force majeure condition is likely to be corrected during the next thirty (30) calendar days, then either Party shall have the option to terminate this Agreement in writing as though the Term had expired.

In the event that Buyer shall have the right to purchase Products from a third-party manufacturer, Supplier shall grant such third-party manufacturer a limited, non-exclusive, non-transferable and royalty-free license, within the Territory and for the remainder of the Term (as if any termination or force majeure event had not occurred, but without any further renewals of the Term), to any and all know-how and proprietary information of Supplier, as will allow such third-party manufacturer to produce such Product for Buyer.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

1.    Supplier represents and warrants to Buyer that:

(a)    Products.

(i) the Products will be delivered to Buyer free and clear of all liens and encumbrances;

(ii) the Products will be manufactured in accordance with the Product Specifications and will be merchantable, of good material and workmanship and free from defect;

(iii) the manufacture, production, workmanship and quality of the Products shall conform in all respects with all Applicable Laws (including, without limitation, cGMP), Industry Standards and the Purchase Orders; and

(iv) the Products shall not include any substance that is banned by any Applicable Law or Industry Standard.

If any of the Products or a part thereof fails to meet the foregoing warranties, Supplier shall promptly replace the Products in a commercially reasonable manner with Products of like quality. To the extent that Supplier cannot replace the Products which fail to meet the foregoing warranties in a commercially reasonable manner, Supplier shall refund amounts paid by Buyer for such Products within thirty (30) days of such payment.

(b)    No Conflict. The execution, delivery and performance of this Agreement by Supplier does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any Applicable Law. Supplier and its Affiliates are not currently a party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with the obligations set forth herein.

(c)    Authority. Supplier is validly existing and in good standing under the laws of the state of its organization and has the corporate power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Supplier. This Agreement has been duly executed and delivered by Supplier and constitutes the valid and binding obligation of Supplier, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

(d)    Supplier Intellectual Property. The Supplier Intellectual Property is valid, subsisting and in full force and effect. Supplier has no knowledge of the existence of any patent, trademark, trade secret, know-how or other Intellectual Property Right owned or controlled by a third-party that would prevent in any material way Supplier from manufacturing in the Territory and/or Buyer from marketing, selling, and distributing

Products throughout the Territory. To Supplier’s knowledge, the Products and the technology used to manufacture them will not infringe, misappropriate, dilute or violate valid patent rights of third-parties. There are no pending claims or, to the knowledge of Supplier, threatened claims relating to the Supplier Intellectual Property.

2.    Buyer represents and warrants to Supplier that:

(a)    Labeling and Marketing. Products shall be labeled and marketed in accordance with Applicable Laws (including, without limitation, cGMP).

(b)    No Conflict. The execution, delivery and performance of this Agreement by Buyer does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any Applicable Law. Buyer and its Affiliates are not currently a party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with the obligations set forth herein.

(c)     Authority. Buyer is validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

ARTICLE 10 – INDEMNIFICATION

1.    Indemnification by Supplier. Subject to the terms of this Article 10, Supplier will defend, indemnify and hold harmless Buyer, its Representatives and their permitted assigns and successors-in-interest (collectively, the “Buyer Indemnitees”) from and against any and all liabilities, damages, losses, claims, demands, assessments, actions, causes of action and costs (including reasonable attorneys' fees and court costs) (collectively, “Losses”) arising out of or relating to the following indemnification events (the “Supplier Indemnification Events”):
(a)    any material breach by Supplier of this Agreement and/or the Quality Agreement that is not cured within any applicable cure period set forth herein and/or therein; and
(b)    any negligence or willful misconduct of Supplier in connection with the manufacturing, packaging and/or storing of the Products for Buyer.

Notwithstanding the foregoing, Supplier shall not be obligated to indemnify a Buyer Indemnitee for any Losses incurred by a Buyer Indemnitee due to its negligence or willful misconduct.

2.    Indemnification by Buyer. Subject to the terms of this Article 10, Buyer will defend, indemnify and hold harmless Supplier, its Representatives and their permitted assigns and successors-in-interest (collectively, the “Supplier Indemnitees”) from and against any and all Losses arising out of or relating to the following indemnification events (the “Buyer Indemnification Events”; and together with the Supplier Indemnification Events, the “Indemnification Events”):

(a)    any material breach by Buyer of this Agreement that is not cured within any applicable cure period set forth herein;

(b)    any negligence or willful misconduct of Buyer in connection with the storage, distribution, handling or sale of any Product after such Product is made available for pick-up at Supplier’s facility;

Notwithstanding the foregoing, Buyer shall not be obligated to indemnify a Supplier Indemnitee for any Losses incurred by a Supplier Indemnitee due to its negligence or willful misconduct.

3.    Conditions to Indemnification. The indemnification remedy set forth in this Article 10 shall be the sole and exclusive remedy of the indemnified Parties for the Indemnification Events specified herein. Each Party agrees to make reasonable efforts to mitigate damages claimed under this Article 10. A Party’s right to indemnification shall be premised on the indemnified Party’s providing prompt written notice of the occurrence of the Indemnification Event to the indemnifying Party and all associated details (to the extent then available), including proof of any claimed Losses; provided, however, failure to provide prompt written notice of an Indemnification Event shall not preclude the indemnitee from asserting and pursuing an indemnification claim made hereunder so long as the indemnitor is not irreversibly prejudiced by the indemnitee’s failure to provide prompt written notice of such indemnification claim.

4.    Survival. The Sections of this Article 10 shall survive the expiration or termination of this Agreement.

ARTICLE 11 - TERM AND TERMINATION

1.    Term. The term of this Agreement shall commence as of the Effective Date and shall continue until three (3) years from the Effective Date (the “Expiration Date”) or until otherwise terminated pursuant to the terms hereof (the “Term”).

2.    Termination.

(a)    If either Party shall breach any material obligation required under this Agreement, a Purchase Order and/or the Quality Agreement, the other Party may give written notice of its intention to terminate this Agreement, describing in reasonable detail the breach. If the breaching Party fails to remedy such material breach within thirty (30) days following such written notice, or if such breach is not capable of cure within such period, then the non‑breaching Party may, in addition to all other remedies available under this Agreement, terminate this Agreement immediately upon written notice.

(b)    Either Party may terminate this Agreement immediately upon written notice thereof to the other Party if the other Party makes an involuntary assignment of its assets for the benefit of its creditors, files a voluntary petition under federal or state bankruptcy or insolvency laws, a receiver or custodian is appointed for the other Party’s business, or proceedings are instituted against the other Party under federal or state bankruptcy or insolvency laws.

3.    Performance on Termination. Upon termination of this Agreement for any reason: (a) Products being manufactured and packaged pursuant to Purchase Orders shall be delivered by Supplier on the scheduled delivery dates and Buyer shall pay Supplier not later than thirty (30) calendar days after the date of the invoice relating to such Products (provided, that Buyer makes advance payment prior to shipment in the event of termination by Supplier due to payment default by Buyer); and (b) all packaging components and any ingredients or raw materials specific to the Products on hand (as identified in Part 2 of Exhibit A) shall be returned to Buyer by Seller upon payment to Seller of its actual costs for such goods. Buyer shall have the obligation to purchase any finished Products, packaging components and/or ingredients or raw materials specific to the Products (as identified in Part 2 of Exhibit A) being held in Supplier’s inventory for which Purchase Orders have been submitted or that are consistent with the ninety (90) days forecast beyond firm Purchase Orders.

4.Post-Termination Rights. Termination or expiration of this Agreement or a Purchase Order for any reason whatsoever shall not affect the rights of a Party hereto arising hereunder or thereunder which have arisen prior to the termination or expiration of this Agreement or a Purchase Order. The expiration or termination of this Agreement shall not affect any provision of this Agreement or any Purchase Order which survives according to the terms hereof or thereof, and any and all remedies available to each of the Parties hereto under the terms hereof or thereof or available in law or equity shall be preserved and survive the termination or expiration of this Agreement or a Purchase Order.

5.    Survival. Sections 3, 4 and 5 of this Article 11 shall survive the expiration or termination of this Agreement.

ARTICLE 12 – INSURANCE

1.    Maintenance. During the Term, Supplier shall maintain, from an insurance company reasonably acceptable to Buyer, appropriate commercial product liability and blanket contractual liability insurance coverage for the mutual benefit of Supplier and Buyer, in the Territory with limits not less than $2,000,000.00 per occurrence and in the aggregate annually for bodily injury and property damage, and subject to the standard retentions adopted for similar products.

2.    Insurance Certificates. Within ten (10) business days after receipt of a request from Buyer, Supplier shall furnish Buyer with certificate(s) of insurance evidencing the required insurance coverage, naming Buyer as an additional insured, and providing for at least thirty (30) days’ prior written notice to Buyer of cancellation or modification. Supplier shall furnish updated certificate(s) of insurance upon the request of Buyer so long as Supplier is required to maintain insurance under this Agreement.

ARTICLE 13 – MISCELLANEOUS

1.Compliance with Laws. Each Party shall comply in all material respects with all Applicable Laws including, but not limited to, those concerning drugs or drug manufacture regulatory requirements, the Products, protection of the environment and health and safety of its workers.

2.    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law principles thereof.

3.    Severability. In case any one or more of the provisions of this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

4.    Independent Contractors. The relationship between Buyer and Supplier is that of independent contractors, and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, or principal and agent between Buyer and Supplier. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or, in the name of, the other Party or to bind the other Party to any contract, agreement or undertaking with any third-party.

5.    Assignment. None of the Parties hereto may assign any of its rights or delegate any of its duties or obligations under this Agreement without the prior written consent of the other Party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, either party shall have the right to assign this Agreement and its rights and obligations hereunder to any of its Affiliates or any successor-in-interest (via merger, consolidation, reorganization or otherwise) with the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns, and no assignment permitted hereunder shall relieve any such assignor from its duties and obligations set forth herein and such assignor shall remain jointly and fully liable for any breach of this Agreement by its assignee.

6.    Continuing Obligations. Any and all provisions, promises and warranties contained herein which by their nature or effect are required or intended to be observed, kept or performed after termination or expiration of this Agreement or a Purchase Order will survive the termination or expiration of this Agreement or a Purchase Order and remain binding upon and for the benefit of the Parties hereto.

7.    Notices. All notices or other communications which shall or may be given pursuant to this Agreement shall be in writing and shall be deemed to be effective when delivered by facsimile transmission AND (a) when delivered if sent by registered or certified mail, return receipt requested, or (b) on the next business day, if sent by overnight courier, in each case to the Parties hereto at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid:

If to Supplier:	BestSweet Inc.
288 Mazeppa Road
Mooresville, NC 28115
Fax: 704-664-7493
Attention: Steve Berkowitz

If to Buyer:	Medtech Products Inc.
660 White Plains Rd, Suite 205,
Tarrytown, NY 10591
Fax: (914) 524-6814
Attention: Senior Vice President - Operations

With a copy to:	Medtech Products Inc.
660 White Plains Rd, Suite 205,
Tarrytown, NY 10591
Fax: (914) 524-7488
Attention: Legal Department

8.    Entire Agreement. This Agreement contains the entire agreement between the Parties hereto concerning the subject matter hereof and thereof and supersedes any prior or contemporaneous agreements or understandings (whether oral or written) between the Parties with respect to the subject matter hereof. No course of dealing or usage of trade shall be used to modify the terms hereof.

9.    Amendment, Modification and Waiver. No amendment, modification or addendum will be effective unless reduced to a writing signed by a duly authorized officer of both Parties. No term or provision hereof will be deemed waived and no breach excused unless such waiver or consent will be in writing and signed by an authorized officer of the Party claimed to have waived or consented. Failure of either Party hereto to insist upon strict conformance to any term herein, or in Purchase Orders issued hereunder, in the event of a breach or default, shall not be construed as a consent or waiver of that breach or default or any subsequent breach or default of the same or of any other term contained herein or therein.

10.    Third-Party Beneficiaries. Except as otherwise set forth in Article 10, this Agreement is entered into solely between, and may be enforced only by, Buyer and Supplier, and this Agreement will not be deemed to create any rights in third-parties, including suppliers, customers or subcontractors of a Party, or to create any obligations of a Party to any such third-parties.

11.    Counterparts; Facsimile Signatures. This Agreement may be executed in two counterparts, each of which will constitute an original but all of which together constitute a single document. Faxed signatures shall have the same legal effect as original signatures.

12.    Equitable Relief. Both Parties agree that, because breach or threatened breach of any of the terms of Article 6 and 7 of this Agreement by a Party will result in immediate and irreparable injury to the other Party, such other Party shall be entitled to an injunction restraining the breaching Party from any such breach to the fullest extend allowed by Applicable Law. Any such right of equitable relief granted to the non-breaching Party shall not be deemed to preclude such Party from seeking money damages or any other remedy from the breaching Party and/or its Affiliates and agents in the event of such a breach.

13.    Announcements. Neither Party shall, without the prior written consent of the other Party (which consent shall not be unreasonably delayed, conditioned or withheld), make any announcement or public statement, or make any other form of public disclosure (including, without limitation, the issuing of a press release) relating to or concerning this Agreement or any of the provisions hereof; provided, however, that any Party may make any announcement or public disclosure required by Applicable Law (including, without limitation, federal and state securities laws) or the rules and regulations of any applicable securities exchange on which the securities of such Party or its Affiliates may then be traded.

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IN WITNESS WHEREOF, each of the Parties hereto has each caused this Agreement to be executed by its duly authorized representative as of the date first written above.

MEDTECH PRODUCTS INC.
By:/s/ Ron Lombardi
Name: Ron Lombardi
Title: CFO

BESTSWEET INC.
By: /s/ Steve Berkowitz
Name: Steve Berkowitz
Title: Executive Vice President